SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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July     , 2012

Dear Fellow Shareholder:

A Special Meeting of Shareholders is scheduled for Wednesday, August 15, 2012. Enclosed please find a copy of our proxy statement for this meeting.

At the Special Meeting of Shareholders, the Board of Directors will be seeking approval of an amendment to the Planar Systems, Inc. 2009 Incentive Plan to reserve additional shares for issuance thereunder. The Board of Directors believes the amendment is necessary in order to continue to have an appropriate supply of shares available for equity awards under the 2009 Incentive Plan. Shareholders will also be asked to ratify the approval by our Board of Directors of an amendment to our Second Restated Bylaws. Additional information regarding these matters is presented in the body of the proxy statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call or via the Internet.

We thank you for your attention to this matter and for your continuing support of your company.

Very truly yours,

Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 15, 2012

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the “Special Meeting”) of Planar Systems, Inc. (the “Company”) will be held on Wednesday, August 15, 2012, at 3:00 p.m., local time, at 1195 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

1.	To approve an amendment to the Planar Systems, Inc. 2009 Incentive Plan to reserve an additional 1,700,000 shares for issuance thereunder;

2.	To ratify the approval by our Board of Directors of an amendment to the Company’s Second Restated Bylaws; and

3.	To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies.

The Board of Directors of the Company has fixed the close of business on June 26, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

Whether or not you plan to attend the Special Meeting, please vote your shares as directed in the proxy card for the Special Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on August 15, 2012: The Proxy Statement for the Special Meeting is available at www.RRDEZProxy.com/2012/PlanarSystems.

By Order of the Board,

Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

July     , 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 15, 2012

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Special Meeting of Shareholders to be held at 3:00 p.m., local time, on August 15, 2012, and at any adjournments or postponements thereof (the “Special Meeting”). At the Special Meeting, shareholders will be asked to approve an amendment to the Planar Systems, Inc. 2009 Incentive Plan to reserve an additional 1,700,000 shares for issuance thereunder, ratify the approval by the Board of Directors of an amendment to the Company’s Second Restated Bylaws (the “Bylaws”), and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about July     , 2012.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on June 26, 2012 as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Special Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the record date, there were approximately          beneficial holders of the              shares of Common Stock outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. The Board of Directors does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Special Meeting and voting in person. All valid, unrevoked proxies will be voted at the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Special Meeting.

Q:	Why is Planar providing these materials?

A:	Planar’s Board of Directors is providing these proxy materials for you in connection with Planar’s Special Meeting of Shareholders, which will take place on August 15, 2012, at 3:00 p.m. Shareholders are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Special Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Special Meeting?

A:	There are two proposals scheduled to be voted on at the Special Meeting:

•	the approval of an amendment to the Planar Systems, Inc. 2009 Incentive Plan to reserve an additional 1,700,000 shares for issuance thereunder (Proposal No. 1);

•	the ratification of the approval by the Board of Directors of an amendment to the Company’s Bylaws (Proposal No. 2).

Q:	How does the Board of Directors recommend that I vote?

A:	Planar’s Board of Directors unanimously recommends that you vote your shares “FOR” the approval of the amendment to the Planar Systems, Inc. 2009 Incentive Plan and “FOR” the ratification of the approval by the Board of Directors of an amendment to the Company’s Bylaws.

Q:	What shares owned by me can be voted?

A:	All shares of Planar common stock owned by you as of the close of business on June 26, 2012 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Planar hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Planar’s transfer agent, Computershare Shareowner Services (“Computershare”), you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Planar. As the shareholder of record, you have the right to grant your voting proxy directly to Planar or to vote in person at the Special Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Special Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Special Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Special Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the Special Meeting?”

Q:	How can I vote my shares in person at the Special Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Special Meeting, Planar recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Special Meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Special Meeting?

A:	To vote your shares without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Special Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of the Company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for approval of the amendment to the Planar Systems, Inc. 2009 Incentive Plan and/or the ratification of the approval of the amendment to the Company’s Bylaws. If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

If you vote to “ABSTAIN” from voting on the approval of the amendment to the Planar Systems, Inc. 2009 Incentive Plan or the ratification of the approval of the amendment to the Company’s Bylaws, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 2 contained in these proxy materials is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on Proposal No. 2. However, Proposal No. 1 is considered a non-routine matter, so unless you have provided instructions to your broker with respect to Proposal No. 1, your broker will not have authority to vote your shares on Proposal No. 1 and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Special Meeting?

A:	The quorum requirement for holding the Special Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve the proposals?

A:	The proposals for ratification of the Board’s approval of the amendment to the Company’s Bylaws and approval of the amendment to the Planar Systems, Inc. 2009 Incentive Plan each require the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Gerald K. Perkel, our President and Chief Executive Officer, and Gregory H. Turnbull, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted “FOR” the proposal.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Special Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•	provide written notice of the revocation to Planar’s Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, prior to the vote at the Special Meeting; or

•	attend the meeting and vote in person.

Q:	Where can I find the voting results of the Special Meeting?

A:	We will announce preliminary voting results at the Special Meeting and publish final voting results in Company’s Current Report on Form 8-K within four business days after the Special Meeting.

Q.	What happens if additional proposals are presented at the Special Meeting?

A:	Other than the proposals described in this Proxy Statement, Planar does not expect any additional matters to be presented for a vote at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Gerald K. Perkel, Planar’s President and Chief Executive Officer, and Gregory H. Turnbull, Planar’s Chairman of the Board, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of Planar’s legal counsel, Ater Wynne, LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Planar or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Planar’s management.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:	Planar will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Planar’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Planar may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	How do I communicate with the Board of Directors?

A:	Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO THE PLANAR SYSTEMS, INC. 2009 INCENTIVE PLAN

The Board of Directors is seeking shareholder approval of an amendment to the Planar Systems, Inc. 2009 Incentive Plan (the “2009 Plan”) to increase the number of shares of the Company’s common stock reserved for issuance under the 2009 Plan by 1,700,000 shares. The Board of Directors adopted the amendment to the 2009 Plan, upon recommendation of its compensation committee (the “Compensation Committee”), subject to shareholder approval at the Special Meeting.

As of June     , 2012, 487,559 shares were reserved for issuance and available for future awards under the 2009 Plan. In addition, up to 1,127,737 shares subject to awards outstanding under the Company’s Prior Plans (as defined in the 2009 Plan) may become available for issuance under the 2009 Plan to the extent that these shares cease to be subject to the awards (such as by expiration, cancellation or forfeiture of the awards). In order to continue to have an appropriate supply of shares available for equity awards under the 2009 Plan to recruit, hire and retain the talent necessary to achieve strong performance in the future, the Board of Directors believes the Company will need to reserve under the 2009 Plan the additional 1,700,000 shares for which shareholder approval is being sought.

As of June     , 2012, there were 999,702 shares subject to issuance upon exercise of outstanding options under the Company’s equity incentive plans, at a weighted average exercise price of $        , and with a weighted average remaining life of          years. There were a total of 1,480,469 shares of restricted stock and restricted stock units outstanding that remain subject to forfeiture.

Under applicable rules of the NASDAQ Stock Market, the Company is required to obtain shareholder approval of the amendment to the 2009 Plan. In addition, shareholder approval of the amendment to the 2009 Plan is necessary to provide the Compensation Committee with the flexibility to grant incentive stock options to employees under the 2009 Plan and certain awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. See “U.S. Federal Income Tax Information.”

The principal features of the 2009 Plan are summarized below. This summary does not contain all information about the 2009 Plan. A copy of the text of the amendment to the 2009 Plan is included as Appendix A to this Proxy Statement. A copy of the complete text of the 2009 Plan was filed with the Securities and Exchange Commission on February 3, 2010 as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended December 25, 2009, and the following description is qualified in its entirety by reference to the text of the 2009 Plan.

DESCRIPTION OF THE 2009 PLAN

Purpose

The purpose of the 2009 Plan is to attract, retain and motivate our employees, officers and directors by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of our shareholders. The 2009 Plan would also allow us to provide the same opportunity to consultants, agents, advisors and independent contractors.

Administration

The Compensation Committee of our Board of Directors administers the 2009 Plan. The Board of Directors or the Compensation Committee may delegate administration of the 2009 Plan in accordance with its terms. References to the “Compensation Committee” below are, as applicable, to the Compensation Committee, the Board of Directors or other delegate, including an officer of the Company authorized by the Board of Directors or Compensation Committee to make grants to certain eligible employees of the Company.

Eligibility

Awards may be granted under the 2009 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its subsidiaries and affiliates. As of June     , 2012, approximately 450 persons, including 3 executive officers, and 5 nonemployee directors were eligible to receive awards under the 2009 Plan.

Number of Shares

If the amendment to the 2009 Plan is approved, the number of shares of common stock available for issuance under the 2009 Plan will be 2,187,559. In addition, up to 1,127,737 shares subject to awards under the Company’s Prior Plans may become available for issuance under the 2009 Plan to the extent that they cease to be subject to these awards (other than from exercise or settlement of the awards in shares).

The following shares will be available again for issuance under the 2009 Plan:

•	shares subject to awards that lapse, expire, terminate or are canceled prior to issuance of the underlying shares;

•	shares subject to awards that are subsequently forfeited to or otherwise reacquired by us;

•	shares related to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.

Awards granted in assumption of or substitution for previously granted awards in acquisition transactions will not reduce the number of shares authorized for issuance under the 2009 Plan.

Shares withheld by or tendered to us as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award, or shares covered by a stock-settled SAR that are not issued in settlement of the SAR, will be available again for issuance under the 2009 Plan.

If any change in our stock occurs by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the Compensation Committee will make proportional adjustments to the maximum number and kind of securities (a) available for issuance under the 2009 Plan, (b) issuable as incentive stock options, (c) issuable to certain individuals subject to Code Section 162(m), and (d) that are subject to any outstanding award, including the per share price of such securities.

Types of Awards

The 2009 Plan permits the grant of any or all of the following types of awards.

Stock Options. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets option exercise prices and terms, except that the exercise price of stock options granted under the 2009 Plan must be at least 100% of the fair market value of the common stock on the date of grant, except in the case of options granted in connection with assuming or substituting options in acquisition transactions. At the time of grant, the Compensation Committee determines when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years. Unless the Compensation Committee otherwise determines, fair market value means, as of a given date, the closing price of our common stock during regular session trading on the NASDAQ Stock Market.

Stock Appreciation Rights (SARs). The Compensation Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2009 Plan or on a stand-alone basis. SARs are the right to receive payment per share of an exercised SAR in stock or cash, or a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related SAR to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than ten years, and the term of a tandem SAR will not exceed the term of the related option.

Stock Awards, Restricted Stock and Stock Units. The Compensation Committee may grant awards of shares of common stock, or awards designated in units of common stock, under the 2009 Plan. These awards may be made subject to repurchase or forfeiture restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with us or the achievement of specified performance criteria, as determined by the Compensation Committee.

Performance Awards. The Compensation Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to a designated amount of cash. Either may be payable in stock or cash, or a combination of stock and cash, upon the attainment of performance criteria and other terms and conditions as established by the Compensation Committee.

Other Stock or Cash-Based Awards. The Compensation Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2009 Plan and any other terms and conditions determined by the Compensation Committee.

Repricing

Without shareholder approval, the Board of Directors or the Compensation Committee may not (a) lower the price of an option after it is granted, except in connection with certain adjustments as provided in the 2009 Plan; (b) take any other action that is treated as a repricing under generally accepted accounting principles; or (c) cancel an option at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for another option, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. To date the Company has not repriced stock options in that manner.

Performance-Based Compensation under Code Section 162(m)

Performance Goals and Criteria. If the Compensation Committee intends to qualify an award under the 2009 Plan as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals selected by the Compensation Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any business unit, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; gross margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price (including appreciation); total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole or any business unit or applicable affiliate under one or more of the performance goals described above relative to the performance of other corporations.

The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; non-cash accounting charges; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales.

Adjustments and Certification. The Compensation Committee may adjust the amount payable pursuant to an award under the 2009 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) downward but not upward. The Compensation Committee may not waive the achievement of performance goals related to an award that is intended to qualify as “performance-based compensation,” except in the case of a participant’s death or disability. Section 162(m) requires that the Compensation Committee certify that performance goals were achieved before the payment of the “performance-based compensation.”

Limitations. Subject to certain adjustments, participants who are granted awards intended to qualify as “performance-based compensation” under Section 162(m) may not be granted awards, other than performance units, for more than 750,000 shares of common stock in any calendar year, except that awards for up to 750,000 shares may be granted to newly hired or promoted individuals in any calendar year. The maximum dollar value payable to any participant with respect to performance units or other awards payable in cash that are intended to qualify as “performance-based compensation” cannot exceed $2,500,000 in any calendar year.

Change in Control

Under the 2009 Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, severance or other agreement between the participant and us, in the event of a change in control:

•

All outstanding awards, other than performance shares and performance units, will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, immediately prior to the change in control and the awards will terminate at the effective time of the change in control. However, upon certain changes of control, such as specified reorganizations, mergers or consolidations approved by the Company, the awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, only if and to the extent the awards are not converted, assumed or replaced by a successor company.

•	In the event of certain reorganizations, mergers or consolidations, the Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will be cashed out.

Definition of Change in Control. Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, severance or other agreement between a participant and us, a change in control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (a) the then outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding generally any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or an affiliate, or the completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company pursuant to which specific requirements are met); or

•	completion of specified reorganizations, mergers or consolidations or other disposition of all of the outstanding shares or all or substantially all of the assets of the Company.

Amendment and Termination

The Board of Directors or the Compensation Committee may amend the 2009 Plan, except that if any applicable statute, rule or regulation requires shareholder approval for an amendment to the 2009 Plan, then to the extent so required, shareholder approval will be obtained. The Board of Directors or the Compensation Committee may also suspend or terminate all or any portion of the 2009 Plan at any time, but any suspension or termination may not, without a participant’s consent, materially adversely affect any rights under any outstanding award. Unless sooner terminated by the Board of Directors or Compensation Committee, the 2009 Plan will terminate ten years after the date of shareholder approval of the 2009 Plan was first obtained.

U.S. Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2009 Plan generally applicable to us and to participants in the 2009 Plan who are subject to U.S. federal taxes. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. In general, a Section 83(b) election is made by filing a written notice with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant receives from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the Section 83(b) election, if an election was made. If a participant has to forfeit the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance shares or units, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2009 Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Code Section 162(m). Under Code Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Code Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the 2009 Plan is necessary to ensure that we have the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the 2009 Plan that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) from the limits on tax deductibility imposed by Section 162(m).

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2009 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2009 Plan until all tax withholding obligations are satisfied.

Future Plan Benefits

All awards to employees, officers, directors and consultants under the 2009 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2009 Plan in the future are not determinable at this time. The closing price of our common stock, as reported on the NASDAQ Global Market on July     , 2012, was $         per share.

Past Grants Under the 2009 Plan

As of June     , 2012, awards covering 2,306,631 shares of the Company’s common stock had been granted under the 2009 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below.

Name and Position	Stock Option Grants	Restricted Stock Grants	Total
Named Executive Officers:
Gerald K. Perkel President and Chief Executive Officer	0	826,666	826,666
E. Scott Hildebrandt Senior Vice President and Chief Financial Officer	0	381,776	381,776
Douglas K. Barnes Vice President and General Manager	0	178,334	178,334

Current Executive Officer Group (including all of the Named Executive Officers and all other executive officers)	0	1,635,109	1,635,109

Non-Employee Director Group:
J. Michael Gullard	0	51,000	51,000
Carl W. Neun	0	51,000	51,000
David Sandberg	0	18,000	18,000
Gregory H. Turnbull	0	51,000	51,000
Steven E. Wynne	0	51,000	51,000

Total for Non-Executive Director Group	0	222,000	222,000
All employees who are not executive officers, as a group	0	449,522	449,522

Total 2009 Plan Shares	0	2,306,631	2,306,631

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PLANAR SYSTEMS, INC. 2009 INCENTIVE PLAN.

PROPOSAL NO. 2

RATIFICATION OF APPROVAL OF BYLAW AMENDMENT

The Board of Directors has approved an amendment to the Company’s Bylaws that authorizes the Board of Directors to permit shareholders to participate in meetings of the Company’s shareholders by electronic means. Specifically, the Bylaw amendment, which is set forth in a new Section 2.13 of the Company’s Second Restated Bylaws (the “Bylaw Amendment”), provides that the Board of Directors, by resolution adopted in advance either specifically with respect to a particular meeting or generally with respect to future meetings, may permit any or all shareholders to participate in an annual or special meeting of the Company’s shareholders by the use of any means by which all shareholders may simultaneously hear each other.

Historically, a shareholder who wanted to attend a meeting of the Company’s shareholders was required to attend the meeting in person at the physical location of the meeting. Meetings of the Company’s shareholders have generally been held at the Company’s headquarters in Beaverton, Oregon, which may not be a convenient location for many of the Company’s shareholders. Consequently, over the years, shareholder attendance at the Company’s shareholder meetings has been relatively limited. The Board of Directors believes that the Bylaw Amendment will give the Board the flexibility to take action to enhance the opportunity of the Company’s shareholders to attend and participate in meetings of the Company’s shareholders. Furthermore, even if the Board of Directors permits shareholders to participate in a shareholder meeting by electronic means, shareholder meetings will continue to be held in person at a physical location and all shareholders will continue to be entitled to attend shareholder meetings in person if they prefer to do so.

A shareholder participating in a meeting of the Company’s shareholders by electronic means will be deemed to be present in person at the meeting. However, at this time, as a result of security considerations, shareholders who participate in a shareholder meeting by electronic means will not be able to vote their shares during the meeting. Shareholders whose shares are held in a stock brokerage account or by a bank or other nominee will continue to be permitted to vote their shares by telephone or via the internet any time before the meeting. Shareholders who hold their shares directly in their own name will need to vote their shares by granting a proxy to the Company before the meeting, or by physically attending the meeting in person and voting the shares or granting a proxy at the meeting.

Although the adoption and implementation of the Bylaw Amendment does not require the approval of the Company’s shareholders, the Board of Directors has submitted the Bylaw Amendment to the Company’s shareholders for ratification of the Board’s approval in order to provide the Company’s shareholders an opportunity to express their views on this matter. The shareholder vote on this matter is advisory in nature and will not be binding on the Board of Directors, but will be considered by the Board of Directors when it determines whether to exercise the authority granted by the Bylaw Amendment.

The description of the Bylaw Amendment set forth above is qualified in its entirety by reference to the text of the Bylaw Amendment, which is attached as Appendix B to this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE BOARD’S APPROVAL OF THE BYLAW AMENDMENT.

EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors, comprised of three independent directors, determined all aspects of the Fiscal 2011 compensation arrangements for Gerald K. Perkel, the Company’s President and Chief Executive Officer, Scott Hildebrandt, the Company’s Chief Financial Officer, and Douglas K. Barnes, the Company’s former Vice President and General Manager (the foregoing executives are collectively referred to as “Named Executive Officers” or “NEOs”) and one other executive officer. In order to provide some additional background and context for the discussion of Fiscal 2011 executive compensation that follows, the Executive Summary set forth below highlights the Company’s 2011 business strategy and objectives, the Company’s performance and the important linkage between those matters and the determinations made with respect to, and the results under, the Company’s executive compensation arrangements.

Executive Summary

Background and Context: Overview of Recent History. During the Company’s Fiscal years 2006 and 2007, the Company pursued a strategy to grow by reinvesting in the Company’s legacy Custom and Embedded business and by developing or acquiring a collection of business assets focused on addressing various non-commodity or specialty display markets. It was during this period that the Company completed the acquisitions of Clarity Visual Systems, Inc. and Runco International, resulting in a balance sheet reflecting a net debt position. However, in Fiscal 2008 as the global financial and economic crisis started to become a reality the Company began to focus on solidifying its balance sheet. During Fiscal 2008 and throughout a portion of Fiscal 2010, the Company disposed of its medical display business, its digital signage software assets and certain other non-core properties and engaged in a variety of cost management actions including headcount reductions intended to drive higher profit levels, all of which resulted in the Company moving back to a positive cash position. These actions positioned the Company to weather the economic crisis and continue serving its customers and developing capabilities to address evolving display markets. During Fiscal 2010, the Company commenced a process to reevaluate its business operations and develop a strategy intended to drive longer term revenue growth and higher profit levels along with significant enhancement of shareholder value over a five-year time frame. The Company completed development of the operating growth strategy and this strategy (the “Fiscal 2011 Strategic Operating Plan” or the “Operating Strategy”) was adopted during the second quarter of Fiscal 2011.

Fiscal 2011 Objectives and Performance Plans. The thrust of the Company’s Operating Strategy is to drive revenue and profit increases by focusing on growth markets, primarily the market for digital signage, by allocating additional resources and reallocating existing resources from slower growing product areas to the Company’s business operations with the highest growth potential. The focus of these new and existing resources is to significantly improve the Company’s sales and marketing capabilities and by realigning and focusing the Company’s organizational structure and culture to more efficiently support growth in those targeted markets. Throughout Fiscal 2011 the Company developed and implemented tactical action plans to support execution of the Operating Strategy. This effort has included the identification of various metrics to be used to measure the Company’s progress and provide a means of assessing the Company’s performance.

The Company’s execution of the initial aspects of the Operating Strategy yielded positive results during Fiscal 2011 and the Company experienced revenue growth and Non-GAAP EBITDA improvement during the year when compared to the previous year as reflected by the following:

•	Overall Business Growth. The Company’s total revenue increased 6.2% compared with Fiscal 2010, which was the highest level of organic sales growth in eight years.

•	Growth in Key Strategic Markets. Revenue associated with the Company’s key strategic growth market—digital signage products—increased 32% compared with Fiscal 2010.

•

Broad Geographic Expansion. Revenue increased in each of the three geographic regions in which the Company does business, including a 49% increase in the Company’s revenue from its Asia-Pacific business.

•	Business Growth Leads to Profit Expansion. In Fiscal 2011, the Company recorded its highest level of non-GAAP earnings per share in five years.

Review of Pay-for-Performance Relationship in Fiscal 2011. The compensation programs adopted by the Compensation Committee for Fiscal 2011 were intended to closely align compensation levels with successful completion of the multi-year Operating Strategy discussed above and, once the strategic plan was implemented, with achieving performance results consistent with the levels of growth and improvement established in the Fiscal 2011 Strategic Operating Plan. As a result, based on the Company achieving growth, especially related to Digital Signage revenue, during Fiscal 2011(as illustrated above), the payout level under the Company’s Fiscal 2011 Annual Performance Incentive Plan (or “APIP”)—which is the Company’s annual variable cash pay program—exceeded on-target levels reflecting a notable increase in the payout level when compared with the prior four fiscal years. In the four prior fiscal years (Fiscal 2007 through Fiscal 2010), payouts under the Company’s APIP were, as a percentage of the on-target amount, 28%, 6%, 31% and 79%, respectively, clearly demonstrating the Compensation Committee’s desire to link payouts under variable compensation plans with the fundamental performance of the business.

In addition, the Compensation Committee linked progress toward the Company’s longer-term growth plans with payout under the Company’s Fiscal 2011 Long Term Incentive Plan (or “LTIP”)—which is the Company’s multi-year performance-based equity compensation plan. Again, the growth achieved by the Company, in particular growth in total revenue, growth in revenue from the key strategic digital signage products business and increased non-GAAP operating margins, resulted in vesting at approximately on-target levels with respect to the restricted stock units available for vesting over the three year period (Fiscal 2011 through Fiscal 2013) under the LTIP. The Compensation Committee’s efforts to align performance, which was judged to be good as a result of the business growth experienced by the Company in Fiscal 2011, with compensation levels is illustrated in the results under the LTIP for Fiscal 2011.

Objectives With Respect to Executive Compensation

The key objectives considered by the Compensation Committee when making determinations with respect to the Company’s compensation plans and programs for the Company’s Named Executive Officers are to:

•

Align Incentives with the Business Strategy. The Compensation Committee endeavors to ensure that the Company’s compensation plans and programs drive behaviors that are consistent with execution of the Company’s business strategy.

•

Attract and Retain Talent. The Compensation Committee desires to ensure that the Company’s executive compensation plans and programs attract and motivate highly qualified and high performing executive officers and cause such persons to desire to continue providing their talent to the Company.

•	Create a Pay-for-Performance Environment. Align the extent of executive earnings with the extent of demonstrated success achieving established goals and objectives.

•

Encourage Focus on Longer-Term Company-Wide Success. The Compensation Committee desires to continue its use of equity compensation tools to encourage the executives to maintain focus on fundamental improvement in the Company’s business operations enabling longer-term Company-wide growth that results in enhanced shareholder value.

Elements of Executive Compensation

In setting executive compensation for Named Executive Officers, the Compensation Committee considers the Company’s desired market positioning with respect to each element separately as well as the value of the executive compensation program as a total package. The Compensation Committee strives to balance all of the compensation elements to arrive at what it believes is an appropriate and competitive compensation package that creates the desired incentives. For Fiscal 2011 the Company’s executive compensation program consisted of five elements of compensation intended to reward and motivate executives in a manner consistent with the objectives stated above:

•	Base Salary;

•	Annual variable incentive cash compensation under the Company’s Fiscal 2011 Annual Performance Incentive Plan (or “APIP”);

•

Multi-year equity incentive compensation in the form of restricted stock awards that vest based on achievement of performance measures under the Company’s Fiscal 2011 Long-Term Incentive Plan (“LTIP”);

•	Standard fringe benefits available to all other employees; and

•	Executive Perquisites

Base Salary. Base salary provides each NEO with a base level of income, and is paid on a bi-weekly schedule. The Compensation Committee’s base salary decisions for an individual Named Executive Officer take into account many factors, including the executive’s experience, the executive’s performance in the most recent fiscal year, the executive’s current role and responsibilities with the Company, careful reference to relevant market data derived from publicly available sources, including third party surveys and reports or, when engaged, an independent compensation consultant and the Compensation Committee’s view of the executive’s future potential to drive value creation with the Company.

Variable Cash Incentive Compensation: Fiscal 2011 Annual Performance Incentive Plan (“APIP”). In Fiscal 2011 the Company provided the Named Executive Officers with the opportunity to earn annual incentive cash awards under an annual performance incentive plan called the Annual Performance Incentive Plan (the “APIP”). The APIP is intended to provide an incentive for members of senior management, including the Named Executive Officers, to drive achievement of the Company’s shorter-term objectives which are typically derived from the annual operating financial plan approved by the Board of Directors. The target amount of the annual performance cash award is established each year as a percentage of base salary based on evaluation of numerous factors including those used to establish base salary. Awards are made only to the extent the Company meets or exceeds performance objectives or metrics established by the Compensation Committee for the applicable plan period.

Multi-Year Equity Incentive Compensation: Fiscal 2011 Long-Term Incentive Plan (“LTIP”). The Company has, over its history, used several forms of equity compensation including stock options, tenure-based restricted stock grants and performance-based restricted stock grants. However, in recent years the Compensation Committee has elected to use performance-based restricted stock grants when granting long-term incentive equity to its NEO’s. In Fiscal 2011, the NEO’s were awarded performance-based restricted stock units that vest based on the progress toward achievement, measured at the end of each fiscal quarter during the three-year period from the beginning of Fiscal 2011 through Fiscal 2013, of the aggregate amounts of total revenue, digital signage revenue and non-GAAP operating income before taxes (a measure of Company profitability) from the first three years of the Fiscal 2011 Strategic Operating Plan.

The Fiscal 2011 LTIP awards were comprised of newly issued shares under the 2009 Plan but also included amending the terms of the Fiscal 2009 LTIPs which vested based on the attainment of certain stock price levels which had become irrelevant. Given the limited equity resources available to the Company, the Compensation

Committee determined that in this case it was not in the interest of the Company to allow such equity instruments to remain outstanding when they no longer provided any incentive value whatsoever. The following table shows the number of shares of restricted stock granted to Named Executive Officers that may be earned over the Fiscal 2011—Fiscal 2013 period under the Fiscal 2011 LTIPs:

Executive Officer	Newly Issued Shares	Additional Amended Shares	Total Targeted Shares
Gerald K. Perkel	106,667	213,333	320,000
E. Scott Hildebrandt	80,000	80,000	160,000
Douglas K. Barnes	33,333	66,667	100,000

Standard Employee Benefits. The Compensation Committee also establishes benefit programs based on assessment of competitive market factors, affordability to the Company and a determination of what is required to attract and retain talented personnel. Primary fringe benefits available to all employees, including executive officers, include general health, dental and vision plans, 401(k) savings plan and various insurance plans, including disability and life insurance. The Named Executive Officers are eligible to participate in these plans on the same terms and conditions as all other eligible employees, including payment of a portion of the cost of such benefits.

Executive Perquisites. We provide to our President and Chief Executive Officer perquisites that are not provided to other employees. These perquisites resulted from the negotiation of the terms of Mr. Perkel’s employment prior to the commencement of his employment with the Company and constitute a very small percentage of his total compensation. The Compensation Committee conducts an annual review of these non-standard perquisites. For more information regarding these non-standard perquisites, see footnote [5] to the Fiscal 2011 Summary Compensation Table.

Executive Compensation Methodology and Processes

Independent Review and Approval. The Compensation Committee makes all determinations with respect to the compensation of Named Executive Officers. For Fiscal 2011, the members of the Compensation Committee were E. Kay Stepp, who served as Chairperson, J. Michael Gullard and Gregory H. Turnbull, each of whom is an independent director who is not an employee of, or has any material business relationship with, the Company or its subsidiaries. The Compensation Committee evaluates the performance of the Company’s Chief Executive Officer (“CEO”) in relation to established goals and objectives. The Company’s CEO plays a role in establishing the compensation of the other NEO’s. The CEO presents an annual performance evaluation with respect to the other NEO’s and presents recommendations to the Compensation Committee regarding compensation for the other NEO’s. As noted above, the Compensation Committee has the ultimate authority to establish the compensation of all NEO’s. The Compensation Committee exercises its independent judgment when approving executive compensation and does not delegate any substantive responsibilities relating to approval of the compensation of the NEO’s. As such, the Compensation Committee has complete discretion to accept, reject, or modify any compensation recommendations made by the CEO with respect to other NEO’s. See the “Board of Directors Committees” section of this Proxy Statement at page      for a discussion of the Compensation Committee’s Charter and a listing of the Compensation Committee’s responsibilities

The Role of a Consultant to the Compensation Committee Retained in Fiscal 2011. During Fiscal 2011, the Compensation Committee engaged Mercer as its compensation consultant (“Consultant”). In this capacity, Mercer conducted a review of the Company’s executive compensation programs relative to the Compensation Committee’s desired market positioning guidance, including an analysis of the structure and levels of compensation provided by the Company as compared to published compensation survey data. Mercer also reviewed the Company’s Long-Term Incentive Plan, the Company’s existing Change of Control Agreements and evaluated the Company’s governance practices with respect to compensation matters. Representatives of Mercer met with the Chair of the Compensation Committee and certain members of management to gather background information with respect to the Company, its business strategy and its compensation programs and practices. Mercer attended a meeting of the Compensation Committee and, based on its review and analysis of the Company’s executive compensation plans and arrangements, including the foregoing, presented its analysis. The report of Mercer clarified that the Company’s compensation plans and arrangements were operating in manner consistent with positioning determinations of the Compensation Committee, including that such arrangements have established a very strong linkage of compensation levels and Company performance metrics. Mercer advised the Compensation Committee that the Company’s Change of Control Agreements were consistent with its recommended best practices and Mercer had no significant recommendations for changes to the Company’s compensation-related governance practices.

Summary Compensation Table

The following table sets forth information regarding compensation for the Company’s Named Executive Officers for fiscal years 2010 and 2011. All numbers are rounded to the nearest dollar.

Name	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gerald Perkel,	2011	$480,353	$590,565	$—	$697,980	$27,459	$1,796,357
President and Chief Executive Officer (5)	2010	461,155	207,026	—	287,500	27,669	983,350

E. Scott Hildebrandt,	2011	320,334	286,089	—	316,081	9,800	932,304
Senior Vice President and Chief Financial Officer	2010	311,129	85,869	—	131,752	9,800	538,550

Douglas K. Barnes,	2011	276,711	201,555	—	225,207	9,800	713,273
Vice President and General Manager (6)	2010	268,518	84,195	7,435	93,730	9,800	463,678

(1)	Represents the aggregate grant date fair value recognized under FASB Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”) in the applicable fiscal year with respect to performance based restricted stock awards and tenure-based restricted stock awards granted in fiscal years 2011, 2010 and prior years. The valuation assumptions for our restricted stock grants are described in Footnote 9 to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

(2)	Represents the aggregate grant date fair value recognized under ASC Topic 718 in the applicable fiscal year with respect to stock options granted in prior years. The valuation assumptions for our stock options are described in Footnote 9 to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011.

(3)	Unless otherwise noted, all amounts listed under the Non-Equity Incentive Plan Compensation consist of amounts paid under our fiscal 2011 Annual Performance Incentive Plan (or “APIP”).

(4)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officer to the Company sponsored 401(k) employee savings plan covering all the Company’s U.S. employees.

(5)	The amount set forth for Mr. Perkel under All Other Compensation for fiscal 2011 includes $9,800 of 401(k) matching contributions, $15,640 for financial planning and tax services and $2,019 for supplemental life insurance premiums.

(6)	Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011.

Outstanding Equity Awards At Fiscal Year End

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the named executive officers at September 30, 2011.

		Option Awards					Stock Awards
	Grant Date	Number of Securities underlying Unexercised Options: Exercisable		Number of Securities underlying Unexercised Options: Unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock unvested	Market value of shares or units of stock unvested (2)	Equity Incentive Plan Awards: Number of unearned shares or units unvested (3)	Equity Incentive Plan Awards: Value of unearned shares or units unvested
Gerald K. Perkel	9/26/05	240,000	(1)		$7.85	9/26/15
	10/9/07								134,037	$266,734
	11/20/09						97,780	$194,582
	9/27/10								106,667	$212,267

E. Scott Hildebrandt	11/22/05	120,000	(1)		$9.44	11/22/15
	4/11/07								40,352	$80,300
	11/20/09						40,556	$80,706
	9/27/10								80,000	$159,200

Douglas K. Barnes (4)	10/29/04	20,000	(5)		$9.85	10/29/14
	8/11/05	5,000	(6)		$7.71	8/11/15
	12/8/05	30,000	(6)		$9.50	12/8/15
	4/11/07								11,887	$23,655
	10/9/07								30,000	$59,700
	11/20/09						37,224	$74,076
	9/27/10								33,333	$66,333

(1)	Options vested over 4 years, 25% on first anniversary, and 6.25% on the last day of the fiscal quarter thereafter. Options have a 10 year term.

(2)	Shares vest quarterly over three years, through the end of fiscal 2012.

(3)	Share vest based on the achievement of certain performance metrics for a term through the end of fiscal year 2015.

(4)	Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011.

(5)	Options vested over 4 years, 25% at 30 months and 25% semiannually thereafter. Options have a 10 year term.

(6)	Options vested over 4 years, 25% on the first anniversary, and 6.25% quarterly thereafter. Options have a 10 year term.

Employment Agreements

The Company and Gerald Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005, that was amended and restated effective December 31, 2008 (“Employment Agreement”). The Employment Agreement had an initial term ending September 26, 2008, and provides that on each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, in fiscal 2012 Mr. Perkel is paid a base salary of $481,750 per year and has an annual cash bonus target of 125% of his base salary. Mr. Perkel is entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of twenty-four (24) months following the effective date of his termination, the Company shall continue to pay Mr. Perkel his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Perkel elects to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of eighteen (18) months following the effective date of termination; and

•

Full vesting of Mr. Perkel’s then-outstanding equity awards that would, by their terms, vest within twelve months of the effective date of termination, including one-third of all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

If the Company terminates Mr. Perkel’s employment other than for Cause or if Mr. Perkel terminates employment for Good Reason, or if the Company notifies Mr. Perkel that the term of his Employment Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Perkel is terminated and a Change in Control occurs within ninety (90) days following his termination, Mr. Perkel will be entitled to receive the following:

•

A single payment equal to the higher of two times his annual base salary in effect just prior to the notice of termination or his base salary in effect immediately prior to the Change in Control, plus two times the higher of his target incentive for the year in which the notice of termination is given or his target incentive for the year in which the Change in Control occurs;

•

If Mr. Perkel elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Perkel for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Perkel’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Perkel may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will pay the premiums to continue basic life, supplemental life and disability insurance coverage maintained by Mr. Perkel through the Company (or, if the terms of such plans do not permit coverage of former employee, the Company will pay the premiums for insurance providing substantially the same coverage) for a period of twenty four (24) months following the effective date of termination; and

•	Full vesting of Mr. Perkel’s then-outstanding equity awards including all unvested or unearned restricted stock performance share grants (Long Term Incentive Plan equity grants).

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

Executive Severance Agreements

The Company has entered into Amended and Restated Executive Severance Agreements (the “Agreements”) with certain executive officers, including Messrs. Barnes and Hildebrandt. The Agreements are for a term ending on October 1, 2008, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an Agreement will not be so extended. If a “Change in Control” (as defined in the Agreements) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

E. Scott Hildebrandt. Under the Agreement between the Company and Mr. Hildebrandt, if the Company terminates his employment other than for cause or if the Company notifies Mr. Hildebrandt that the term of his Agreement will not be extended and not in connection with a change in control, he will be entitled to receive the following:

•

For a period of eighteen (18) months following the effective date of his termination, the Company shall continue to pay Mr. Hildebrandt his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65; and

•	The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

If Mr. Hildebrandt’s employment is terminated without cause or if Mr. Hildebrandt terminates employment for Good Reason, or if the Company notifies Mr. Hildebrandt that the term of his Agreement will not be extended within twenty-four (24) months after a change in control of the Company, or if Mr. Hildebrandt is terminated and a Change in Control occurs within ninety (90) days following his termination:, Mr. Hildebrandt will be entitled to receive the following:

•

Each month for a period of eighteen (18) months following the effective date of Mr. Hildebrandt’s termination the Company will continue to pay his base salary in affect at the time of termination, plus one-twelfth of 100% of the targeted annual incentive for the year in which notice of termination is delivered, payable according to the Company’s normal payroll practices;

•

If Mr. Hildebrandt elects to continue his group health benefits under COBRA, the Company will reimburse Mr. Hildebrandt for the premiums paid by him for his COBRA continuation coverage (for himself and his dependents, if applicable) for a period of up to eighteen (18) months following the effective date of termination;

•

Subject to the Company’s ability to obtain such coverage under its group health plans and Mr. Hildebrandt’s eligibility under the Company’s group health plans and following exhaustion of any applicable COBRA continuation periods, Mr. Hildebrandt may continue his group health plans (medical, dental and vision) coverage for himself only, at his expense from the date he would otherwise lose coverage until he reached age 65;

•

The Company will make available to Mr. Hildebrandt for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company; and

•

All outstanding options to purchase stock of the Company (or any successor) held by Mr. Hildebrandt that are subject to time-based vesting and all grants of restricted Company stock held by Mr. Hildebrandt that are subject to time-based vesting shall become fully vested as of the effective date of his termination. Upon a change of control all performance based restricted shares are converted to time-based restricted stock and would become fully vested as of the date of termination.

Douglas K. Barnes. Mr. Barnes’ employment with the Company terminated effective as of November 4, 2011. Pursuant to the terms of the Agreement between the Company and Mr. Barnes, Mr. Barnes will receive the following in connection with the termination of his employment:

•

For a period of twelve (12) months following the effective date of his termination, the Company will continue to pay Mr. Barnes his then current base salary, payable according to the Company’s normal payroll practices;

•

If Mr. Barnes elects to continue his group health benefits under COBRA, the Company will reimburse him for the premiums paid by him for COBRA continuation coverage for a period of up to eighteen (18) months following the effective date of the termination; and

•	The Company will make available to Mr. Barnes for a period of twelve (12) months after termination outplacement services in an outplacement program and with a provider selected by the Company.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public Company to its Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including base salaries, annual performance incentive plan and restricted stock that vest over time may not qualify under the IRS rules as compensation excluded from the limitation on deductibility.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 30, 2011. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (3) to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 30, 2011, and the weighted average exercise price of those options.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	307,838	$12.45	1,699,111
Equity Compensation Plans Not Approved by Shareholders (2)	768,949	9.19	—

Total (3)	1,076,787	$10.12	1,699,111

(1)	Consists of the Company’s Amended and Restated 1993 Stock Option Plan for Nonemployee Directors, 1996 Stock Incentive Plan, 2004 Employee Stock Purchase Plan and 2009 Incentive Plan.

(2)	Consists of the Company’s 1999 Nonqualified Stock Option Plan, the Company’s 2007 New Hire Incentive Plan and nonqualified stock options granted under individual inducement plans to Gerald K. Perkel in fiscal 2005, E. Scott Hildebrandt in fiscal 2006, and Stephen M. Going in fiscal 2007. All of these stock options have an exercise price equal to the fair market value of the Common Stock on the date the option was granted. All other options granted before fiscal year 2007 have a ten-year term and vested over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting quarterly thereafter. Options granted after fiscal year 2007 have a seven-year term and vested over a three-year period, with one-third vesting on each of the first three anniversaries of the date of grant.

(3)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 30, 2011, a total of 75,920 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $6.63 per share. No additional options may be granted under those plans.

The 1999 Nonqualified Stock Option Plan. The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) was not approved by shareholders. No shares are available for future option grants under the Nonqualified Plan. Options were available for grant under the Nonqualified Plan to employees of the Company who were neither officers nor Directors at the time of grant. The Board of Directors authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 30, 2011, options covering 324,949 shares of Common Stock were outstanding under the Nonqualified Plan and options covering zero shares had been exercised. As noted above, as of September 30, 2011, zero shares remained available for future option grants.

2007 New Hire Incentive Plan. The 2007 New Hire Incentive Plan (the “New Hire Incentive Plan”) was not approved by shareholders. No shares are available for future grants under the New Hire Incentive Plan. Options were available for grant under the New Hire Incentive Plan only as an inducement to employment to persons not previously employed by the Company (including employees hired in connection with a merger or acquisition) or rehired after a bona fide period of interruption of employment. The Board of Directors authorized 400,000 shares of Common Stock for issuance under the New Hire Incentive Plan. All options were granted with an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option is subject to vesting in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 30, 2011, options covering 14,000 shares of Common Stock were outstanding under the New Hire Incentive Plan and, as noted above, zero shares remained available for future option grants.

2009 Incentive Plan. On November 20, 2009, the Company’s shareholders approved the Planar Systems, Inc. 2009 Incentive Plan (the “2009 Plan”). The 2009 Plan replaced the Company’s Amended and Restated 1993 Stock Incentive Plan for Nonemployee Directors, Clarity Visual Systems, Inc. 1995 Stock Incentive Plan, Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan, 1999 Nonqualified Stock Option Plan, 2007 New Hire Incentive Plan, and any individual inducement award, which are collectively referred to here as the “Prior Plans.” The 2009 Plan authorizes the issuance of 1,300,000 shares of our common stock. In addition, up to 2,963,375 shares subject to awards outstanding under the Prior Plans on the date the 2009 Plan was approved by the Company’s shareholders may become available for issuance under the 2009 Plan to the extent that these shares cease to be subject to the awards (such as by expiration, cancellation or forfeiture of the awards). The maximum number of shares that may be issued under the 2009 Plan is 4,263,375 shares, including shares that may become available from the Prior Plans. The Company issued a total of 817,167 shares of restricted stock to employees in 2011. In the Proxy Statement dated October 16, 2009 issued in connection with the approval of the 2009 Plan, the Company pledged (the “Burn Rate Pledge”) to limit its average annual “burn rate” (shares issued to employees, directors, and consultants under its compensatory equity arrangements) to 6.3% of the Company’s weighted average legally issued and outstanding shares. The 817,167 full value shares issued in fiscal 2011 represented 6.0% of the Company’s 20,290,641 weighted average legally issued and outstanding shares for fiscal 2011 (with full value shares such as those issued by the Company during fiscal 2011 deemed to equal 1.5 shares per the terms of the Burn Rate Pledge).

DIRECTOR COMPENSATION

The Chairman of the Board receives an annual retainer of $60,000. Nonemployee directors of the Company, other than the Chairman, receive a $35,000 annual retainer. Audit Committee members receive an annual retainer of $12,000 and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $5,000 and the Chair of the Governance Committee receives an additional annual retainer of $2,500. In fiscal year 2011, each nonemployee director also received 18,000 shares of restricted stock that vest on the earlier of one year after the date of grant or the date of the Company’s next annual meeting of shareholders. The closing price of the Company’s shares on the date of grant was $2.91 per share. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings.

The table below summarizes the compensation paid to our nonemployee directors for the fiscal year ended September 30, 2011:

Director Name	Fees earned or paid in cash ($)	Restricted Stock awards ($) (1)(2)	Stock Option awards ($) (3)	Total($)
J. Michael Gullard	$56,000	$44,780	$—	$100,780
Carl W. Neun	54,000	44,780	—	98,780
E. Kay Stepp	53,500	44,780	—	98,280
Gregory H. Turnbull	71,250	44,780	—	116,030
Steven E. Wynne	53,750	44,780	—	98,530

(1)	Represents the amount of compensation expense recognized under ASC Topic 718 in fiscal year 2011 with respect to shares of time-based restricted stock awarded in fiscal year 2011.

(2)	The aggregate number of shares of unvested restricted stock outstanding as of September 30, 2011 for each nonemployee director was 18,000.

(3)	The aggregate number of stock options outstanding at September 30, 2011 was as follows: Mr. Gullard—16,000; Mr. Neun—36,000; Ms. Stepp—36,000; Mr. Turnbull—57,338; Mr. Wynne—32,000.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of June 26, 2012 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding
Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	2,023,752		%

Dimensional Fund Advisors LP (3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,502,750

Renaissance Technologies Corp. (4) 800 Third Avenue New York, NY 10022	1,091,200

Central Square Management LLC (5) Kelly Cardwell 27475 Ferry Road Warrenville, IL 60555	1,059,626

Gerald K. Perkel	855,501

E. Scott Hildebrandt	366,306

Douglas K. Barnes	131,062

J. Michael Gullard	86,845

Carl W. Neun	88,147

David Sandberg (6)	652,623

Gregory H. Turnbull	164,412

Steven E. Wynne	79,147

Executive Officers and Directors as a group (9 persons)	2,612,768

*	less than one percent

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from June 26, 2012 and shares of restricted stock that vest within 60 days from June 26, 2012 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of (i) shares of restricted stock that will vest within 60 days of June 26, 2012; and (ii) shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of June 26, 2012 is as follows: Mr. Perkel—264,445; Mr. Gullard—16,000; Mr. Neun—30,000; Mr. Sandberg—0; Mr. Turnbull—51,338; Mr. Wynne—27,000; Mr. Hildebrandt—130,139; Mr. Barnes—0; and all directors and officers as a group—561,838.

(2)	This information as to beneficial ownership is based on a Schedule 13G filed by Royce & Associates, LLC (“Royce”) with the SEC on January 20, 2012. The Schedule 13G states that Royce is the beneficial owner of 2,023,752 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) with the SEC on February 14, 2012. The Schedule 13G states that Dimensional is the beneficial owner of an aggregate of 1,502,750 shares of Common Stock, including 1,468,138 shares as to which it has sole voting power and 1,502,750 shares as to which it has sole dispositive power.

(4)	This information as to beneficial ownership is based on a Schedule 13G filed by Renaissance Technologies Corp. and James H. Simons (“Renaissance”) with the SEC on February 13, 2012. The Schedule 13G states that Renaissance is the beneficial owner of an aggregate of 1,091,200 shares of Common Stock, as to which it has sole voting power and sole dispositive power.

(5)	This information as to beneficial ownership is based on a Schedule 13G filed by Central Square Management LLC and Kelly Cardwell (the “Reporting Persons”) with the SEC on February 14, 2012. The Schedule 13G states that the Reporting Persons are the beneficial owner of an aggregate of 1,059,626 shares of Common Stock, as to which they have shared voting and dispositive power.

(6)	Includes 158,100 shares of Common Stock held by The Red Oak Fund, LP (“Red Oak Fund”) and 48,919 shares of Common Stock held by Pinnacle Fund LLLP (“Pinnacle”). Both Red Oak Fund and Pinnacle are affiliates of Red Oak Partners, LLC. David Sandberg is the managing member of Red Oak Partners, LLC and has sole power to dispose or to direct the disposition of all of the shares of Common Stock held by Red Oak Fund and Pinnacle and the power to vote or direct the vote of all such shares.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2013 Proxy Statement relating to its 2013 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than October 10, 2012. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s Proxy Statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Special Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write, email or call our Investor Relations department at 1195 N.W. Compton Drive, Beaverton, Oregon 97006, email: invest@planar.com, or telephone (503) 748-1100. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2011 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

Gerald K. Perkel
President and Chief Executive Officer

Beaverton, Oregon

July     , 2012

Appendix A

Amendment to 2009 Incentive Plan

Section 4.1 of the Planar Systems, Inc. 2009 Incentive Plan is amended and restated in its entirety to read as follows:

4.1    Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) ~~1,300,000~~ 3,000,000 shares; plus

(b) any shares subject to outstanding awards under the Company’s Amended and Restated 1993 Stock Incentive Plan for Nonemployee Directors, Clarity Visual Systems, Inc. 1995 Stock Incentive Plan, Clarity Visual Systems, Inc. Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan, 1999 Nonqualified Stock Option Plan or 2007 New Hire Incentive Plan, or any individual incentive award, (together, the “Prior Plans” ) on the Effective Date and any shares subject to outstanding awards under the Prior Plans on the Effective Date that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), subject to adjustment from time to time as provided in Section 15.1, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

Appendix B

Bylaw Amendment

Article 2 of the Company’s Second Restated Bylaws is hereby amended by adding thereto a new Section 2.13 which shall read in its entirety as follows:

2.13 Participation at Meeting. The Board of Directors, by resolution adopted in advance either specifically with respect to a particular meeting or generally with respect to future meetings, may permit any or all shareholders to participate in an annual or special meeting by use of any means of communication by which all shareholders may simultaneously hear each other. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting. The notice of each annual or special meeting of shareholders at which participation in the manner authorized by this Section 2.13 is permitted shall state that fact and shall describe how any shareholder may notify the corporation of the shareholder’s desire to be included in the meeting.

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of Shareholders (the “Special Meeting”) to be held at 3:00 p.m. on Wednesday, August 15, 2012 at 1195 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE AMENDMENT TO THE PLANAR SYSTEMS, INC. 2009 INCENTIVE PLAN, “FOR” THE RATIFICATION OF THE APPROVAL BY THE BOARD OF DIRECTORS OF AN AMENDMENT TO THE COMPANY’S SECOND RESTATED BYLAWS, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or ☐ Comments SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN

1.	To approve an amendment to the Planar Systems, Inc. 2009 Incentive Plan to reserve an additional 1,700,000 shares for issuance thereunder.	☐	☐	☐

2.	To ratify the approval by the Board of Directors of an amendment to the Company’s Second Restated Bylaws.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐

Please check this box if you plan to attend the Annual Meeting ☐

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE. If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

Typed or Printed name(s)

Authorized Signature

Title or authority, if applicable

Date

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